                                                  Exhibit 11

                          AMERICOLD CORPORATION
                        STATEMENT RE COMPUTATION OF
                             PER SHARE EARNINGS
                   (In thousands, except per share data)

                      Three      Three       Nine       Nine
                      Months     Months     Months     Months
                      Ended      Ended       Ended      Ended
                       Last       Last       Last       Last
                      Day of     Day of     Day of     Day of
                     November   November   November   November
                       1992       1993       1992       1993
                     --------   --------   --------   --------
                    (unaudited)(unaudited)(unaudited)(unaudited)

Net loss            $ (1,367)   $   (670)  $ (5,192)  $(74,151)

Less:  total
 accrued preferred
 dividend

(4,386 shares x
 13.25% x 3/12 yr)      (145)        -          -          -

(4,967 shares x
 11.50% x 3/12 yr)       -          (143)       -          -

(3,839 shares x
 14.25% x 4/12 yr)       -           -         (182)       -

(4,386 shares x
13.25% x 5/12 yr)        -           -         (242)       -

(4,386 shares x
 13.25% x 4/12 yr)       -           -          -         (194)

(4,967 shares x
 11.50% x 5/12 yr)       -           -          -         (238)
                    ---------   ---------  ---------  ---------
Net loss for per
 share calculation  $ (1,512)   $   (813)  $ (5,616)  $(74,583)
                    ---------   ---------  ---------  ---------
Weighted average
 number of shares
 outstanding           4,837       4,853      4,835      4,852
                    ---------   ---------  ---------  ---------
Net loss
 per share          $  (0.31)   $  (0.17)  $  (0.16)  $ (15.37)
                    ---------   ---------  ---------  ---------